EXHIBIT 10.18
COMPLETE AND PERMANENT RELEASE AND RETIREMENT AGREEMENT
     Mr. David R. Hawke (“Mr. Hawke”) and Brady Corporation (“the Company”) hereby enter into this Complete and Permanent Release and Retirement Agreement to resolve all matters relating to Mr. Hawke’s employment with and retirement from the Company. Mr. Hawke and the Company hereby agree as follows:
     1. Effective September 30, 2007, Mr. Hawke’s current position as Executive Vice President of Brady Corporation will be eliminated. As of that date, Mr. Hawke will remain an employee of Brady, but will assume the position of Chief Operating Officer of the Brady Foundation, and shall perform the customary duties associated with that position and other duties as may be assigned to him from time to time. Assuming Mr. Hawke accepts this Agreement and does not revoke it, the Company will pay Mr. Hawke his normal base salary (less required withholding), and customary fringe benefits (except as noted below), from October 1, 2007 through his retirement on September 30, 2009, as a transition payment. Mr. Hawke’s employment with the Company will irrevocably terminate through his retirement on September 30, 2009 (the “termination date”). During the period from August 1, 2007, through September 30, 2009, Mr. Hawke will not receive a new Company vehicle, but will be entitled to retain his current vehicle without charge to him when the lease expires. If it expires prior to September 30, 2009, the Company will reimburse Mr. Hawke for any tax consequences associated with the transfer of that vehicle to him. Mr. Hawke’s termination date shall be deemed to be the “Qualifying Event” for insurance continuation purposes under state and federal law. As of August 1, 2007, Mr. Hawke shall no longer be entitled to participate in the Brady Corporation Non-Qualified Stock Option Agreement (“Stock Option Agreement”), but he shall have all rights, with respect to the vesting and exercising of stock options, as outlined in those stock options agreements he has previously received. As of August 1, 2007, Mr. Hawke shall no longer be eligible to participate in any bonus plans, but he shall have all rights with respect to the Fiscal 2007 bonus plan.
     2. Mr. Hawke acknowledges that the Company is under no pre-existing obligation to pay him any of the transition payments or benefits described above, and that no amounts are due and owing Mr. Hawke other than vested benefits to which he is otherwise entitled (“vested benefits”). The parties agree that the foregoing constitute all of the payments and benefits to be provided to Mr. Hawke under this Agreement, and that they are in full settlement of all payments and benefits, including but not limited to, claims for wages, vacation pay, sick pay, bonuses, commissions, relocation costs, severance payments, stock options, or any other compensation.
     3. During the period August 1, 2007, through September 30, 2009, Mr. Hawke’s employment with Brady shall only be terminable for cause, defined as misconduct or other wrongdoing by Mr. Hawke contrary to the interests of Brady. In the event he is terminated for cause, all compensation and benefits under this agreement shall cease. During the period from August 1, 2007 through September 30, 2009, Mr. Hawke agrees to notify Brady of any alternative job opportunities that become available to him. In the event he accepts full-time employment with an alternative employer during that time, the termination date noted above shall be accelerated to the date he commences such new employment, and he shall then be paid severance payments, at his normal base salary, from the date of commencement of such employment to September 30, 2009. However, coverage under any Brady tax qualified plan shall end as of the commencement of his alternative employment.
     4. Mr. Hawke agrees that his employment with the Company will irrevocably end as of his termination date, with no right of re-employment with the Company.

     5. In consideration of the payments and benefits described above, and to the fullest extent allowed by law, Mr. Hawke, for himself, his spouse, heirs, successors and assigns, hereby releases and forever discharges the Company, its owners, parents, successors, affiliates, directors, officers, employees and all other representatives, from any and all charges, claims, suits and expenses (including attorneys’ fees and costs), whether known or unknown, including, but not limited to, claims of age or other discrimination, breach of contract, wrongful discharge, constructive discharge, claims under the Wisconsin Fair Employment Act, § 111.31, et seq. Wis. Stats.; Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq.; the Age Discrimination in Employment Act, 29 U.S.C. § 621 et. seq.; the common law of Wisconsin, or any other federal, state or local law relating to employment. This release includes any and all matters in connection with or relating in any way to Mr. Hawke’s employment with the Company and his retirement from the Company, provided, however, that nothing herein shall release, diminish, or otherwise affect Mr. Hawke’s vested benefits.
     6. Mr. Hawke and the Company agree that this Complete and Permanent Release and Retirement Agreement shall not constitute an admission by the Company that it has acted wrongfully with respect to Mr. Hawke or that it has discriminated against him or against any other individual.
     7. Except as permitted below, Mr. Hawke hereby agrees to keep the terms and existence of this Complete and Permanent Release and Retirement Agreement confidential, and he agrees that he shall neither directly nor indirectly disclose the terms of this Agreement to any other person or entity except to his attorneys, tax preparers or financial advisors, and immediate family members, but only on the condition that they agree to abide by the terms of this confidentiality clause, unless compelled by law.

     8. Mr. Hawke agrees that at no time will he make disparaging remarks about the Company, its products or practices including, but not limited to, its personnel practices. Mr. Hawke and the Company specifically agree that the payments under paragraph 1 above shall be deemed to fully satisfy any obligation the Company may have to provide salary payments to Mr. Hawke under his January 24, 2001 Confidential Information Agreement.
     9. This Complete and Permanent Release and Retirement Agreement sets forth the entire agreement between the parties and fully supersedes any and all prior agreements or understandings between Mr. Hawke and the Company, with the specific exception of the January 24, 2001 Confidential Information Agreement which shall remain in full force and effect, except as modified by paragraph 8 above and which shall survive Mr. Hawke’s termination of employment. Mr. Hawke acknowledges that he is hereby advised to seek legal counsel before signing this Agreement, that he has twenty-one (21) days to consider this Agreement, that upon his acceptance he has seven (7) days to revoke his acceptance, and that this Agreement will not become effective until that seven (7) day period has expired. Mr. Hawke agrees that he has read, understands and voluntarily accepts its terms. This Agreement is binding upon the parties, their successors and assigns.

Date July 2, 2007	/s/ David R. Hawke
David R. Hawke

BRADY CORPORATION
Date July 9, 2007	By:	/s/ Michael O. Oliver
Its Authorized Representative